CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in Registration Statements on Forms S-3 (Registration No.’s. 333-135872 and 333-148601) and Forms S-8 (Registration No.’s 333-66791, 333-126627, 333-135896, and 333-146817) of Rockwell Medical Technologies, Inc. of our report dated March 20, 2008 on the consolidated financial statements of Rockwell Medical Technologies, Inc. as of and for the years ended December 31, 2007 and 2006, appearing in the Annual Report on Form 10-K of Rockwell Medical Technologies, Inc. for the year ended December 31, 2007.
/s/ Plante & Moran, PLLC
Auburn Hills, Michigan
March 21, 2008